Exhibit 99.2

TO:	KANEB Employees

FROM:	John Barnes, Ed Doherty and Mike Rose

RE:	Merger Between Valero L.P. and KANEB

DATE:	November 1, 2004

An exciting announcement crossed the newswires just a few minutes ago that we have reached a definitive agreement to merge the KANEB companies with another outstanding company — Valero L.P. — which will create the largest terminal operator and the second largest oil pipeline operator in the United States.  Earlier this morning, we also released KANEB’s third quarter earnings, and as you may already know, it was a superb quarter, with the Partnership delivering 10 percent bottom line growth.

We all take great pride in the value that together we have created over many years in the KANEB companies — and it is gratifying that our investors and our employees will be rewarded through this transaction.  You will see in the news release that the terms of the agreement are a solid endorsement of the extraordinary assets we have in KANEB — and chief among those assets are our people.  A very important element of this transaction to us is the fact that Valero believes — as we do — that every one of our employees is critical to the future success of the combined partnership, and every one of our employees will be offered a job.

Here’s a recap of what will happen today and over the next few months:

This morning at 10:00 a.m. EST, there will be a joint conference call at which management of both companies will discuss the agreement with the financial community.

Following this morning’s conference call, you will receive a letter of introduction from Valero L.P.’s Chairman, Bill Greehey, and President and CEO, Curt Anastasio, that gives you information about Valero L.P. and their commitment to your job security.

Valero is an employee-focused organization, and they have specifically asked that we convey to you the following: Representatives of Valero L.P.’s Human Resources Department will visit KANEB’s Richardson offices on Tuesday, November 2, and then will visit our field operations over the next few weeks, and will be explaining benefits and employee programs.  Their field operations do not overlap with ours — so those who work outside Richardson will be staying where you are, doing what you do today.  Valero has a high regard for our present operating structure and accepts our 2005 goals as theirs.  KANEB headquarters staff will be offered positions in San Antonio, Texas, with either Valero L.P. or Valero Energy.

We expect that the transaction will close in the first quarter of 2005.  Obviously, it is subject to the approvals of our respective unitholders and shareholders, as well as SEC and regulatory approvals.  Throughout this time, you will receive updates and information.

In the meantime, we have work to do — to continue on the successful path we have achieved in KANEB for over 50 years.  It is business as usual, and we are counting on each of you to continue doing the great job you are known throughout the industry for accomplishing.

Legal  Notice

Valero L.P., Kaneb Services and Kaneb Partners will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission.  Investors and security holders are urged to read carefully the joint proxy statement/prospectus when it becomes available because it will contain important information regarding Valero L.P., Kaneb Services, Kaneb Partners and the merger.  A definitive joint proxy statement/prospectus will be sent to security holders of Valero L.P., Kaneb Services, and Kaneb Partners seeking their approval of the merger transactions.  Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents containing information about Valero L.P., Kaneb Services, and Kaneb Partners, without charge, at the SEC’s web site at www.sec.gov.  Copies of the definitive joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained for free by directing a request to Kaneb Services or the respective partnerships.

Valero L.P., Kaneb Services, Kaneb Partners, and the officers and directors of Kaneb Services and of the respective general partners of Valero L.P. and Kaneb Partners may be deemed to be participants in the solicitation of proxies from their security holders.  Information about these persons can be found in Valero L.P.’s, Kaneb Services’, and Kaneb Partners’ respective Annual Reports on Form 10-K filed with the SEC, and additional information about such persons may be obtained from the proxy statement/prospectus when it becomes available.